Exhibit 99.01

DEXCOMTM RECEIVES FDA APPROVAL TO CALIBRATE ITS SEVENTM

CONTINUOUS GLUCOSE MONITORING SYSTEM USING ANY FDA CLEARED BLOOD GLUCOSE METER

Approval allows patients to manually enter calibration data directly into the SevenTM

San Diego, CA — November 16, 2007 — DexCom, Inc. (NASDAQ: DXCM) today announced that it has received Food and Drug Administration (FDA) approval to calibrate the SEVENTM, its seven-day continuous glucose monitoring system, using any FDA cleared blood glucose meter. With this approval, patients will be able to calibrate the system without using a connection cable. DexCom expects to launch this feature to new patients near the end of the first quarter of 2008 and upgrade existing patients during the second quarter of 2008.

“We continue to believe that the introduction of new, more convenient products is key to the development of the continuous glucose monitoring category,” said Terrance H. Gregg, DexCom’s President and Chief Executive Officer. “We continue to be appreciative of efforts by the FDA to help make our technology advances available to people with diabetes and we are especially thankful for the support of the patients, physicians, nurses, and diabetes educators who have participated in our clinical studies and efforts supporting this approval.”

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending September 30, 2007, as filed with the Securities and Exchange Commission on October 30, 2007.

FOR MORE INFORMATION:

Steven R. Pacelli

Senior Vice President of Corporate Affairs

(858)  200-0200

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